Exhibit 99.2
U. S. Physical Therapy, Inc.
Pro Forma Combined Financial Information (Unaudited)
The accompanying unaudited pro forma combined financial statements present the historical financial information of the Company as adjusted for the acquisition of STAR LP.
The STAR Acquisition closed on September 6, 2007. The Company acquired a 70% interest with the existing partners retaining a 30% interest. Pursuant to terms of the Reorganization and Securities Purchase Agreement among the Company and STAR, the limited partners of STAR and Regg E. Swanson, as Seller Representative and in his individual capacity (“Purchase Agreement”), the Company paid $23.3 million (inclusive of certain capitalized acquisition costs) including $19.2 million in cash, promissory notes aggregating $1.0 million and 227,618 in restricted shares of the Company’s common stock representing an aggregate of $3.1 million based on the market price of $13.72 per share. The amount of the consideration was derived through arm’s length negotiations. Funding for the STAR Acquisition was derived from $9.2 million of existing cash and $10.0 million of the proceeds from the Company’s credit agreement, dated as of August 27, 2007 among the Company, as the Borrower, Bank of America, N. A., as Administrative Agent, Swing Line Lender and L/C Issuer. The results of operations of STAR have been included in the Company’s consolidated financial statements since September 1, 2007, the effective date of the STAR Acquisition.
The Company filed its September Form 10Q on November 9, 2007. Included in the September Form 10Q is a consolidated balance sheet as of September 30, 2007 which includes the assets and liabilities of STAR Physical Therapy, LP. Therefore, the pro forma financial information included in this Current Report of Form 8-K/A includes pro forma income statements only.
The accompanying pro forma combined statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 combines the historical information of the Company for the nine months ended September 30, 2007 and year ended December 31, 2006 with the historical information of STAR LP for the eight months ended August 31, 2007 and the year ended December 31, 2006, respectively, as if the acquisition had occurred on January 1, 2006.
The pro forma combined financial statements have been prepared by management, based on the historical financial statements of the Company and STAR LP. These pro forma combined financial statements may not be indicative of the results that actually would have occurred if the STAR Acquisition had been in effect on the dates indicated or of the results that may be obtained in the future. The pro forma combined financial statements should be read in conjunction with the historical financial statements of the Company for the nine months ended September 30, 2007 and the year ended December 31, 2006 and with the historical financial statements of STAR LP for the year ended December 31, 2006, which are included as Exhibit 99.1 in this filing.

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

			Adjustments		Proforma
	USPT (1)	STAR LP (2)	Debit (Credit)		Consolidated
Net patient revenues	$106,353	$18,302	$(637	)(3)	$125,292
Management contract revenues	1,090	1,558	—		2,648
Other revenues	89	506	—		595

Net revenues	107,532	20,366	(637)		128,535

Clinic operating costs:
Salaries and related costs	55,567	13,185	—		68,752
Rent, clinic supplies, contract labor and other	23,237	5,104	173	(4)	28,514
Provision for doubtful accounts	1,728	—	637	(3)	2,365
Impairment of goodwill	—	—	—		—

	80,532	18,289	810		99,631

Corporate office costs	12,702	—	55	(5)	12,757

Operating income from continuing operations	14,298	2,077	(1,502)		16,147

Interest and investment income	252	62	241	(6)	73
Interest expense	(135)	(36)	(102	)(7)	(69)
Other	—	—	—		—
Minority interests in subsidiary limited partnerships	(4,151)	—	(164)	(8)	(4,315)

Income before income taxes from continuing operations	10,264	2,103	(1,527)		11,836
Provision for income taxes	3,931	—	602	(9)	4,533

Net income from continuing operations	6,333	2,103	(2,129)		7,303

Earnings per share:

Basic — net income from continuing operations	$0.55				$0.62
Diluted — net income from continuing operations	$0.54				$0.62

Shares used in computation:
Basic earnings per common share	11,578				11,781

Diluted earnings per common share	11,657				11,860

See Notes to Unaudited Combined Condensed Pro Forma Statements of Operations.

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

			Adjustments		Proforma
	USPT (10)	STAR LP (11)	Debit (Credit)		Consolidated
Net patient revenues	$133,376	$23,660	$(790	)(3)	$157,826
Management contract revenues	1,784	2,184	—		3,968
Other revenues	34	613	—		647

Net revenues	135,194	26,457	(790)		162,441

Clinic operating costs:
Salaries and related costs	69,340	16,984	—		86,324
Rent, clinic supplies, contract labor and other	27,896	6,574	159	(4)	34,629
Provision for doubtful accounts	2,115	—	790	(3)	2,905
Impairment of goodwill	—	212	(212	)(12)	—

	99,351	23,770	737		123,858
Corporate office costs	17,247	—	82	(5)	17,329

Operating income from continuing operations	18,596	2,687	(1,609)		21,254

Interest and investment income	382	63	311	(6)	134
Interest expense	(50)	(57)	377	(7)	(484)
Other	(31)	3	—		(28)
Minority interests in subsidiary limited partnerships	(5,647)	—	(268	)(8)	(5,915)

Income before income taxes from continuing operations	13,250	2,696	(1,189)		14,961
Provision for income taxes	5,057	—	658	(9)	5,715

Net income from continuing operations	8,193	2,696	(1,847)		9,246

Earnings per share:

Basic — net income from continuing operations	$0.70				$0.78
Diluted — net income from continuing operations	$0.70				$0.77

Shares used in computation:
Basic earnings per common share	11,690				11,918

Diluted earnings per common share	11,731				11,959

See Notes to Unaudited Combined Condensed Pro Forma Statements of Operations.

Notes to Unaudited Combined Condensed Pro Forma Statements of Operations

1)	Based on the historical financial statements of the Company filed in its Form 10Q for the quarterly period ended September 30, 2007.

2)	Based on the internal financial statements of STAR Physical Therapy, LLC (predecessor of STAR LP) for the eight months ended August 31, 2007.

3)	To reflect provision for doubtful accounts in operating expenses for STAR LP.

4)	To adjust depreciation expense based on the step-up in basis to the fair market value of the assets acquired and to amortize the fair market value assigned to referral sources.

5)	To record amortization of non competition agreements related to the STAR Acquisition.

6)	To eliminate interest income on funds used in the STAR Acquisition and eliminate interest recorded on STAR LP related party receivable.

7)	To adjust interest expense based on funding of the STAR Acquisition. 8) To reflect the 30% minority interest of the minority limited partners of STAR LP.

9)	To adjust the provision for income taxes of the combined entity based on the effective tax rate of the Company for the respective periods.

10)	Based on the audited historical financial statements of the Company filed in its Form 10K for the year ended December 31, 2006.

11)	Based on the audited historical financial statements of STAR Physical Therapy, LLC for the year ended December 31, 2006.

12)	To eliminate the charge taken by STAR LP for impairment of goodwill.